Exhibit 99.1

     New York Community Bancorp, Inc. Announces 2005 Annual Meeting Results



    WESTBURY, N.Y.--(BUSINESS WIRE)--June 1, 2005--New York Community Bancorp, Inc. (NYSE: NYB) today announced that its shareholders approved both proposals submitted for their consideration at the Annual Meeting of Shareholders, including the election of Dominick Ciampa, William C. Frederick, M.D., Max. L. Kupferberg, Joseph L. Mancino, and Spiros J. Voutsinas to the Company's Board of Directors, and the ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ended December 31, 2005.
    New York Community Bancorp, Inc. is the holding company for New York Community Bank and the fourth largest thrift in the nation, with assets of $24.6 billion at March 31, 2005. The Bank serves its customers through a network of 143 banking offices in New York City, Long Island, Westchester County, and northern New Jersey, and operates through seven divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, CFS Bank, First Savings Bank of New Jersey, and Ironbound Bank. The Bank is the leading producer of multi-family mortgage loans for portfolio in New York City and the third largest thrift depository in the New York metropolitan region. Additional information about the Company is available at www.myNYCB.com.



    CONTACT: New York Community Bancorp, Inc.
             Ilene A. Angarola, 516-683-4420